CUSIP NO. 58404W109              SCHEDULE 13G               PAGE 1 OF 10 PAGES






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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.)


                              MedCath Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   58404W109
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                               October 3, 2011
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                             [ ] Rule 13d-1(b)
                             [X] Rule 13d-1(c)
                             [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and
for any subsequent   amendment   containing   information  which  would  alter
disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Information regarding beneficial ownership is as of October 13, 2011.

CUSIP NO. 58404W109              SCHEDULE 13G               PAGE 2 OF 10 PAGES

--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  WEISS ASSET MANAGEMENT LP
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                 (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           1,137,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      1,137,000
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,137,000
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.56%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  PN - Limited Partnership

CUSIP NO. 58404W109              SCHEDULE 13G               PAGE 3 OF 10 PAGES

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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  WAM GP LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                 (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           1,137,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      1,137,000
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,137,000
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.56%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company

CUSIP NO. 58404W109              SCHEDULE 13G               PAGE 4 OF 10 PAGES

--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  ANDREW M. WEISS
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                  (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           1,137,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      1,137,000
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,137,000
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.56%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IN

CUSIP NO. 58404W109              SCHEDULE 13G               PAGE 5 OF 10 PAGES

ITEM 1.
      (a) Name of Issuer:  MedCath Corporation
                         -----------------------------------

      (b) Address of Issuer's Principal Executive Offices:

                          10720 Sikes Place, Suite 300
                          Charlotte, North Carolina 28277
                          --------------------------------
ITEM 2.

      (a) and (c): Name and Citizenship of Persons Filing:

       (i) WAM GP LLC, a Delaware limited liability company ("WAM GP")
       (ii) Weiss Asset Management LP, a Delaware limited partnership ("Weiss Asset Management").
       (iii) Andrew M. Weiss, a United States citizen ("Andrew Weiss").


      (b):  Address of Principal Business Office:

      WAM GP, Weiss Asset Management, and Andrew Weiss have a business address of 222 Berkeley St., 16[th] Floor, Boston, Massachusetts 02116

      (d) Title of Class of Securities:  Common Stock, $0.01 par value
                                       ---------------------------------

      (e) CUSIP Number:     58404W109
                       ------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
              (15 U.S.C. 78o).
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act
              (15 U.S.C. 78c).
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State
     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g)  [ ] A Parent Holding Company  or  control  person, in  accordance with
              Section 240.13d-1(b)(ii)(G)(Note: See Item 7)
     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

CUSIP NO. 58404W109              SCHEDULE 13G               PAGE 6 OF 10 PAGES

     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

ITEM 4.   OWNERSHIP
      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item I.

      WAM GP*
      (a) Amount Beneficially Owned:    1,137,000
                                     -------------------------------------------
      (b) Percent of Class:     5.56%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0
   ------------------------
         (ii) shared power to vote or to direct the vote:  1,137,000
   ------------------------
         (iii)sole power to dispose or to direct the disposition of:  0
                -----------
         (iv) shared power to dispose or to direct the disposition of: 1,137,000
                  ---------

      WEISS ASSET MANAGEMENT*
      (a) Amount Beneficially Owned:    1,137,000
                                     -------------------------------------------
      (b) Percent of Class:     5.56%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0
   ------------------------
         (ii) shared power to vote or to direct the vote:  1,137,000
    -----------------------
         (iii)sole power to dispose or to direct the disposition of:  0
                -----------
         (iv) shared power to dispose or to direct the disposition of: 1,137,000
                  ---------

CUSIP NO. 58404W109              SCHEDULE 13G               PAGE 7 OF 10 PAGES


      ANDREW WEISS*
      (a) Amount Beneficially Owned:    1,137,000
                                     -------------------------------------------
      (b) Percent of Class:     5.56%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0
   ------------------------
         (ii) shared power to vote or to direct the vote:  1,137,000
   ------------------------
         (iii)sole power to dispose or to direct the disposition of:  0
                -----------
         (iv) shared power to dispose or to direct the disposition of: 1,137,000
                  ---------
-----------------------
* Weiss Asset Management is the sole investment manager to a private investment partnership (the "Partnership") and a private investment company (the "Company"). WAM GP is the sole general partner of Weiss Asset Management.
Andrew Weiss is the managing member of WAM GP. Shares reported for WAM GP, Andrew Weiss and Weiss Asset Management include shares beneficially owned by the Partnership and the Company.

Each of WAM GP, Weiss Asset Management and Andrew Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by each except to the extent of their respective pecuniary interest therein. The percent of class computations are based on 20,436,291 shares of Common Stock, $0.01 par value outstanding as of August 5, 2011 as reported on the Form 10-Q filed with the SEC on August 9, 2011.













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CUSIP NO. 58404W109              SCHEDULE 13G               PAGE 8 OF 10 PAGES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

      Not Applicable



ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable



ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Not Applicable

CUSIP NO. 58404W109              SCHEDULE 13G               PAGE 9 OF 10 PAGES

ITEM 10.  CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


ITEM 11.  MATERIALS TO BE FILED AS EXHIBITS

Exhibit 1    Joint Filing Agreement



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated:  October 13, 2011


                      WEISS ASSET MANAGEMENT LP


                      By:  /s/ Georgiy Nikitin
                      -----------------------------------
                      Georgiy Nikitin, Chief Compliance Officer


                      WAM GP LLC


                      By:  /s/ Georgiy Nikitin
                      -----------------------------------
                      Georgiy Nikitin, Chief Compliance Officer


                      ANDREW M. WEISS


                      By:  /s/ Georgiy Nikitin
                      -----------------------------------
                      Georgiy Nikitin, Attorney in Fact for Andrew M. Weiss

CUSIP NO. 58404W109              SCHEDULE 13G               PAGE 10 OF 10 PAGES

                                 Exhibit 1

                             JOINT FILING AGREEMENT

       In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, WAM GP LLC, Weiss Asset Management LP and Andrew M. Weiss, hereby agree to the joint filing on behalf of each of them of a statement on
Schedule 13G and/or 13D (including any and all amendments thereto) with respect to the Common Stock of MedCath Corporation, and further agree that this Joint Filing Agreement, as may be amended from time to time, shall be included as an Exhibit to such joint filings.

       The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and/or 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

       This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of October 13, 2011.




                                       WEISS ASSET MANAGEMENT LP

                                       By:  /s/ Georgiy Nikitin
                                       -----------------------------------
                                       Georgiy Nikitin, Chief Compliance Officer


                                       WAM GP LLC

                                       By:  /s/ Georgiy Nikitin
                                       -----------------------------------
                                       Georgiy Nikitin, Chief Compliance Officer


                                       ANDREW M. WEISS

				       By:  /s/ Georgiy Nikitin
                                       -----------------------------------
                                       Attorney-in-Fact for Andrew M. Weiss